Exhibit 10.1

JPMorgan Chase Bank, N. A.

April 8, 2005

Matrix Service Company

Attn: Michael J. Hall, Chief Executive Officer

10701 East Ute Street

Tulsa, OK 74116

All Other Loan Parties Under the Credit

Agreement Described Below

Re:	Credit Agreement dated as of March 7, 2003 among Matrix Service Company, as “Borrower,” the Lenders described therein, and J. P. Morgan Chase Bank, N.A. (successor by merger to Bank One, N.A. (Main Office, Chicago)), as a Lender, LC Issuer, and as Agent for the Lenders, and others, as amended (as amended, the “Credit Agreement”)

Gentlemen:

This is in regard to the above-referenced Credit Agreement. Capitalized terms not defined in this letter have the same meanings as in the Credit Agreement.

Borrower has advised the Agent (i) about certain aspects of Borrower’s projected quarter-end financial results (for the fiscal quarter ending February 28, 2005) that will cause Borrower to breach certain financial covenants in Section 6.27 of the Credit Agreement and that reflect financial performance below Borrower’s previous projections and (ii) that Borrower failed to make the payment due March 7, 2005 in the amount of $1,905,853.00 due under the Hake Group Acquisition Documents, and has entered into certain amendments to certain of the Hake Group Acquisition Documents that address such payment (the “Particular Facts”). As a result of the Particular Facts, Borrower has also breached Section 6.1(i) with respect to the fiscal year that ended May 31, 2004, Section 6.4, Section 6.19, and Section 7.4 of the Credit Agreement, which in turn has caused Borrower to breach Section 7.15 of the Credit Agreement. Due to the circumstances described above in this paragraph, at this time there exist an “Unmatured Default” and certain “Defaults” under the Credit Agreement (such Unmatured Default and Defaults being referred to herein as the “Specified Default”). Among other things, the Specified Default would prevent Borrower from meeting the conditions set forth in Section 4.2 of the Credit Agreement necessary for Borrower to receive any Credit Extension and could, under certain circumstances, ripen into a Default under the Credit Agreement.

Member FDIC

To the extent it is affected by the Specified Default, Borrower has requested that the Required Lenders waive the requirements of Section 4.2(i) of the Credit Agreement, which provides that no Credit Extension shall be made unless there exists no Unmatured Default and no Default, and that the Required Lenders waive certain other requirements and provisions of the Credit Agreement and the other Loan Documents.

This is to advise that, upon execution and delivery of this waiver letter and amendment by the Loan Parties, the Agent and Lenders constituting the Required Lenders, the Lenders shall have agreed to waive (the “Waiver”) all rights and remedies under the Credit Agreement and the other Loan Documents arising from the Specified Default, from the date hereof through the end of the Business Day on June 15, 2005 (such date and time the “Waiver Termination Date”), provided that the Waiver shall not be effective until Borrower has paid all currently invoiced legal fees of Agent and Lenders and all currently invoiced fees of Capstone Corporate Recovery, LLC. The Waiver is limited to the Specified Default only and shall not waive such condition as it may relate to any other Unmatured Default or Default.

By executing and delivering this letter, Borrower, Agent and the undersigned Required Lenders hereby agree as follows:

(i) as long as the Waiver is in effect and not withdrawn as provided in subparagraph (ii) below, and provided all conditions of such Revolving Loans set forth in the Credit Agreement are met (except as specifically waived hereby), the Lenders agree to make Revolving Loans to the Borrower or participate in Facility LCs in accordance with the provisions of Section 2.19 of the Credit Agreement (Facility LCs not to exceed $15,000,000.00 in the aggregate at any one time) from time to time prior to the Waiver Termination Date, in amounts so that at any one time the aggregate amount of all Revolving Loans and Facility LCs shall not exceed the lesser of:

(A) an amount equal to 75% of the Borrowing Base (provided that this amount shall be increased to 80% after the full and final closing and funding, under terms and subject to documentation acceptable to Required Lenders, of either a subordinated loan to Borrower or an offering of junior securities by Borrower in an amount acceptable to Required Lenders),

(B) $32,000,000.00 (provided that this amount shall be $35,000,000.00 after the full and final closing and funding, under terms and subject to documentation acceptable to Required Lenders, of either a subordinated loan to Borrower or an offering of junior securities by Borrower in an amount acceptable to Required Lenders), or

(C) the Aggregate Revolving Loan Commitment; and

(ii) the Waiver shall be withdrawn without any further action required on the part of the Agent or any of the Lenders, and be of no force or effect, if any one of the following occurs:

(a) any Unmatured Default or Default occurs or exists other than the Specified Default,

(b) Borrower does not, on a weekly basis on or before the end of the Business Day on Wednesday of each week, provide to Agent a report in a form and covering such topics as are reasonably acceptable to Agent, describing the status of Borrower’s efforts to both (1) obtain new funding in the form of both subordinated debt or equity and a replacement senior credit facility and (2) other alternatives,

Member FDIC

(c) Borrower does not, on a weekly basis on or before the end of the Business Day on Wednesday of each week, provide to Agent a written 13-week cash flow projection covering the immediately subsequent thirteen (13) weeks, in a form acceptable to Agent, or

(d) Borrower does not, on a weekly basis on or before the end of the last Business Day of each week, provide to Agent a Borrowing Base Certificate for Borrower on a consolidated basis, dated as of the last Business Day of the immediately preceding week (provided this shall not limit, affect or modify any of the obligations of Borrower described in Section 6.1(xi) of the Credit Agreement).

By executing and delivering this waiver letter and amendment, Borrower, Agent and the undersigned Required Lenders further agree as follows:

1. Borrower shall pay to Agent, on or before the earlier of (A) the Facility Termination Date, (B) March 31, 2006 or (C) any payment in full of the Term Loan (for purposes of clarity, “Term Loan” does not include Term Loan B) (such earlier date the “Fee Due Date”), a fee in the amount set forth below that Agent will apply ratably among the Lenders, which fee is and shall be considered a part of and included within the Obligations. The applicable amount of the fee will be as follows:

(i)	if the Fee Due Date occurs prior to May 11, 2005, $166,667,00;

(ii)	if the Fee Due Date occurs on or after May 11 but before June 11, 2005, $333,333.00;

(iii)	if the Fee Due Date occurs on or after June 11, 2005 but before July 11, 2005, $500,000.00;

(iv)	if the Fee Due Date occurs on or after July 11, 2005 but before August 11, 2005, $666,667.00;

(v)	if the Fee Due Date occurs on or after August 11, 2005 but before September 11, 2005, $833,333.00; and

(v)	if the Fee Due Date occurs on or after September 11, 2005, $1,000,000.00.

2. As to the Specified Default, any applicable requirement for notice in Section 7.3(ii) of the Credit Agreement is hereby deemed to be satisfied;

3. (a) effective as of the end of the Interest Period applicable thereto, all Eurodollar Advances (including but not limited to the Term Loan (but excluding Term Loan B, as to which the applicable interest rate is set forth in Section 2.1.4 of the Credit Agreement)) shall be converted into Floating Rate Advances without any further action necessary on the part of Borrower, Agent or any Lender, (b) effective as of the date of this letter and continuing until the conversion thereof to Floating Rate Advances as provided in paragraph 3(a) above, all Eurodollar Advances shall bear interest at a rate per annum equal to .50% greater than otherwise provided in the Credit Agreement, (c) notwithstanding anything to the contrary in the Credit Agreement, Borrower shall have no further right to convert Floating Rate Advances to Eurodollar Advances, and (d) the Pricing Schedule is hereby replaced with, and shall be, the following:

Member FDIC

PRICING SCHEDULE

Starting Date of Applicable Margin, Continuing Until Next Starting Date	Applicable Margin All Floating Rate Advances Except the Term Loan (bps)	Applicable Margin (Term Loan) (bps)	Letters of Credit Fee (bps)	Commitment Fee (bps)
11-Apr-05	150	175	425	62.5
1-May-05	175	200	425	62.5
1-Jun-05	200	225	425	62.5
1-Jul-05	225	250	425	62.5
1-Aug-05	275	300	425	62.5
1-Sep-05	325	350	425	62.5
1-Oct-05	375	400	425	62.5
1-Nov-05	425	450	425	62.5
1-Dec-05	475	500	425	62.5
1-Jan-06	525	550	425	62.5
1-Feb-06	575	600	425	62.5
1-Mar-06 and thereafter	625	650	425	62.5

This waiver letter and amendment shall constitute a supplement and amendment to the Credit Agreement. From and after the date hereof, references in the Credit Agreement to “this Agreement” and like terms shall be deemed to be references to the Credit Agreement as supplemented by this waiver, and as otherwise amended, supplemented, restated or otherwise modified from time to time in accordance with the Loan Documents. References in the other Loan Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as supplemented by this waiver letter and amendment and as further amended, supplemented, restated or otherwise modified from time to time. This waiver letter and amendment is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement. The Credit Agreement as supplemented by this waiver letter and amendment is ratified and confirmed in all respects, and all other Loan Documents are hereby ratified and confirmed in all respects.

Except as expressly provided hereby, all of the representations, warranties, terms, covenants and conditions of the Credit Agreement and the other Loan Documents shall remain unamended and unwaived and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms, including express limitations therein relating to the date on which such representations and warranties were made. The waiver and agreements set forth herein shall be limited precisely as provided for herein, and shall not be deemed to be a waiver of, amendment to, consent to or modification of any other term or provision of the Credit Agreement or of any event, condition, or transaction on the part of the Borrower or any other Person which would require the consent of the Agent or any of the Lenders.

The Borrower and each Loan Party, for itself and on behalf of all its predecessors, successors, assigns, agents, employees, representatives, officers, directors, general partners, limited partners, joint shareholders, beneficiaries, trustees, administrators, subsidiaries, affiliates, employees, servants and attorneys (collectively the “Releasing Parties”), hereby releases and forever discharges

Member FDIC

Agent and each Lender and their respective successors, assigns, partners, directors, officers, agents, attorneys, and employees from any and all claims, demands, cross-actions, controversies, causes of action, damages, rights, liabilities and obligations, at law or in equity whatsoever, known or unknown, whether past, present or future, now held, owned or possessed by the Releasing Parties, or any of them, or which the Releasing Parties or any of them may, as a result of any actions or inactions occurring on or prior to the date hereof, hereafter hold or claim to hold under common law or statutory right, arising, directly or indirectly out of any Loan or any of the Loan Documents or any of the documents, instruments or any other transactions relating thereto or the transactions contemplated thereby. Borrower and each Loan Party understands and agrees that this is a full, final and complete release and agrees that this release may be pleaded as an absolute and final bar to any or all suit or suits pending or which may hereafter be filed or prosecuted by any of the Releasing Parties, or anyone claiming by, through or under any of the Releasing Parties, in respect of any of the matters released hereby, and that no recovery on account of the matters described herein may hereafter be had from anyone whomsoever, and that the consideration given for this release is no admission of liability.

Please indicate your approval of the terms and provisions hereof by executing this letter in the space provided below.

This letter may be executed in any number of counterparts, all of which together shall constitute a single instrument, and it shall not be necessary that any counterpart be signed by all the parties hereto. A facsimile copy of this letter and signatures thereon shall be considered for all purposes as originals.

Yours very truly,

J. P. MORGAN CHASE BANK, N.A., as Agent

By:	/s/ Hal E. Fudge
Hal E. Fudge, First Vice President

Member FDIC

ACCEPTED AND AGREED TO:

Borrower:

MATRIX SERVICE COMPANY

By:	/s/ Michael J. Hall
Michael J. Hall, Chief Executive Officer

Loan Parties:

MATRIX SERVICE INC., an Oklahoma
corporation; MATRIX SERVICE INDUSTRIAL
CONTRACTORS, INC. (formerly known
as MATRIX SERVICE MID-CONTINENT,
INC.), an Oklahoma corporation; MATRIX
SERVICE, INC. CANADA, an Ontario, Canada
corporation; HAKE GROUP, INC., a Delaware
corporation; BOGAN, INC. (including
Fiberspec, a division), a Pennsylvania
corporation; MATRIX SERVICE
SPECIALIZED TRANSPORT, INC.
(formerly known as FRANK W. HAKE,
INC.), a Pennsylvania corporation; HOVER
SYSTEMS, INC., a Pennsylvania corporation;
I & S, INC., a Pennsylvania corporation;
MCBISH MANAGEMENT, INC.,
a Pennsylvania corporation; MECHANICAL
CONSTRUCTION, INC., a Delaware
corporation; MID-ATLANTIC
CONSTRUCTORS, INC., a Pennsylvania
corporation; TALBOT REALTY, INC.,
a Pennsylvania corporation; BISH
INVESTMENTS, INC., a Delaware
corporation; I & S JOINT VENTURE, L.L.C.,
a Pennsylvania limited liability company

By:	/s/ George L. Austin
George L. Austin, Vice President

Member FDIC

Lenders:

J. P. MORGAN CHASE BANK, N.A., as Agent

By:	/s/ Hal E. Fudge
Hal E. Fudge, First Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Patrick McGovern
Patrick McGovern, Senior Vice President

UMB BANK, N.A.

By:	/s/ Richard J. Lehrter
Richard J. Lehrter, Community Bank President

WELLS FARGO BANK, NA (formerly known as Wells Fargo Bank Texas, NA)

By:	/s/ Roger Fruendt
Roger Fruendt, Senior Vice President

INTERNATIONAL BANK OF COMMERCE, successor in interest to LOCAL OKLAHOMA BANK, an Oklahoma Banking Corporation formerly known as LOCAL OKLAHOMA BANK, NA,

By:	/s/ David G. Moore
David G. Moore, Senior Vice President

Member FDIC